Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated August 9, 2010 and Prospectus Dated August 6, 2010
Registration Nos. 333-168010 and 333-168010-01

ENTERGY ARKANSAS RESTORATION FUNDING, LLC
PRICING TERM SHEET
August 11, 2010
$124,100,000
Senior Secured Storm Recovery Bonds

Syndicate:    Sole Manager and Bookrunner:  Morgan Stanley & Co. Incorporated

Expected Ratings:   Aaa/AAA/AAA (Moody’s/ S&P/ Fitch)*

Closing Date / Settlement Date:     August 18, 2010
We expect that delivery of the Senior Secured Storm Recovery Bonds (the “Bonds”) will be made to investors on or about August 18, 2010 (such settlement being referred to as “T+5”).  Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days (such settlement referred to as “T+3”), unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Bonds on the date of pricing or on the next business day will be required, by virtue of the fact that the Bonds initially will settle at T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the date of pricing or the next business day should consult their advisors.

Interest Payment Dates:   May 1 and November 1 of each year, and on the final maturity date, commencing on May 1, 2011.

Applicable Time:                2:15  p.m. (ET) on August 11, 2010

Proceeds to Issuing Entity:             The total amount of proceeds to the Issuing Entity (as defined below) before deduction of expenses (estimated to be $2,587,274) is $123,319,696.

Financial Advisory / Structuring Fee:  Morgan Stanley & Co. Incorporated, as financial advisor to the Issuing Entity, has rendered certain financial advisory/structuring services to the Issuing Entity and will receive a net fee of $546,400 for such services, and will also receive reimbursement for certain expenses in connection with the offering, which is included in estimated expenses.

Tranche	Principal Amount Offered	Expected Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	No. of Scheduled Semi-Annual Sinking Fund Payments	Interest Rate	Price to Public	Underwriting Discounts and Commissions
A-1	$124,100,000	5.44	5/1/2020	8/1/2021	19	2.30%	99.97123%	0.60%

Entergy Arkansas Restoration Funding, LLC (the “Issuing Entity”) and Entergy Arkansas, Inc. (“EAI”) have jointly filed a registration statement (including a prospectus and preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the Issuing Entity and EAI have filed with the SEC for more complete information about the Issuing Entity and the offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the Issuing Entity, Morgan Stanley & Co. Incorporated (the “Underwriter”) or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling the Underwriter toll-free at 1-866-718-1649.

* A security rating is not a recommendation to buy, sell, or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time by the assigning rating organization.

EXPECTED AMORTIZATION SCHEDULE

Semi-Annual Payment Date	Tranche A-1 Balance
8/18/2010	$124,100,000
(closing date)

5/1/2011	119,954,619
11/1/2011	113,792,334
5/1/2012	107,811,989
11/1/2012	101,575,082
5/1/2013	95,389,221
11/1/2013	88,986,081
5/1/2014	82,678,817
11/1/2014	76,185,408
5/1/2015	69,675,037
11/1/2015	62,966,135
5/1/2016	56,369,690
11/1/2016	49,548,329
5/1/2017	42,757,028
11/1/2017	35,763,886
5/1/2018	28,829,299
11/1/2018	21,692,410
5/1/2019	14,579,579
11/1/2019	7,258,725
5/1/2020	-

EXPECTED SINKING FUND SCHEDULE

Semi-Annual Payment Date	Tranche A-1 Principal Repayment
Initial Tranche Balance	$124,100,000

5/1/2011	4,145,381
11/1/2011	6,162,285
5/1/2012	5,980,345
11/1/2012	6,236,907
5/1/2013	6,185,861
11/1/2013	6,403,140
5/1/2014	6,307,264
11/1/2014	6,493,409
5/1/2015	6,510,372
11/1/2015	6,708,902
5/1/2016	6,596,445
11/1/2016	6,821,361
5/1/2017	6,791,301
11/1/2017	6,993,142
5/1/2018	6,934,587
11/1/2018	7,136,889
5/1/2019	7,112,831
11/1/2019	7,320,854
5/1/2020	7,258,725

Number of payments	19